U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2007

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On July 20, 2007, Great China International Holdings, Inc., through its indirect subsidiary Shenyang Maryland International Industry Co., Ltd., received notice of approval and first payment under a compensation agreement that effects disposition of the Xita Project.

In December 2005, Shenyang Maryland International acquired Shenyang Xinchao Property Company and Shenyang Yindu Property Company, which together hold 100% of the rights granted under the Xita Project confirmation letter issued by the Heping District Government in 2004. The confirmation letter, as subsequently amended, contemplated a 99,000 square meter project located in the Xi Ta area in the city of Shenyang. Under the confirmation letter we paid a land transfer fee of RMB 33,228,480.

Shenyang Heping District Investment Promotion Bureau, which is the agency overseeing development of the Xi Ta area is expanding the project and, as a consequence of the expansion, has reached an agreement with us to reacquire the land use rights for the Xita Project in exchange for refunding the land transfer fee of RMB 33,228,480, and reimbursing us for amounts expended on the development in the amount of RMB 12,345,180. On July 20, 2007, the local government approvals and procedures were completed for transferring the land use rights back to the local government and we received reimbursement of the land transfer fee of RMB 33,228,480. We expect to receive the remaining RMB 12,345,180 in August 2007.

Item 9.01	Financial Statements and Exhibits

Included with this filing as Exhibit 10.1 is the Compensation Agreement dated between Shenyang Heping District Investment Promotion Bureau and Shenyang Maryland International Industry Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: July 23, 2007	By:	/s/ Frank Jiang
Frank Jiang, Chief Executive Officer